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                                                                    Exhibit 99.1


NEWS RELEASE
Contact:  Steven D. Jennerjohn
          (920)-743-5551
Source:   Baylake Corp.

BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2004

Sturgeon Bay, Wisconsin -(PR Newswire)--November 2, 2004

         Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, reported net income of $7.5 million or $0.99 basic earnings per share for the nine months ended September 30, 2004, as compared to $5.9 million or $0.79 per share for the nine months ended September 30, 2003. The increase in net income was primarily due to increased net interest income and a reduction in the provision for loan loss. These increases were partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Net income was $3.1 million for the three months ended September 30, 2004, an increase of $833,000, or 37.2%, for the same period in the prior year.

         Diluted earnings per share were $0.97 for the first nine months of 2004 compared to $0.77 a year earlier, and $0.39 for the third quarter of 2004, as compared to $0.29 for the same period in 2003. Return on assets (ROA) and return on equity (ROE) increased for the first nine months of 2004, to 1.01% and 14.14%, respectively, from 0.88% and 11.83%, respectively, from the same period one year ago. For the quarter ended September 30, 2004, ROA and ROE were 1.21% and 17.04%, respectively, compared to 0.97% and 13.09%, respectively, for the same period one year ago.

         For the nine months ended September 30, 2004, net interest income increased $3.6 million to $24.9 million when compared to the first nine months of 2003 due primarily to an increase in net interest margin of 18 basis points for the period in addition to an increase in average interest-earning assets of $84.7 million. Net interest income for the three months ended September 30, 2004 was $8.8 million compared to $7.6 million for the same period a year earlier. Net interest income increased for the quarter as a result of an increase in net interest margin of 13 basis points to 3.85% in addition to an increase in average earning assets of $87.9 million.

         Net interest margin for the nine months ended September 30, 2004 increased to 3.70% from 3.52% a year earlier as interest-bearing liabilities re-priced 63 basis points lower compared to a decrease of 39 basis points in interest-earning assets. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period. The major contributing factor in net interest income was an increase in average interest-earning assets relative to interest paying liabilities. In addition, interest spread increased to 3.48% for the nine months ended September 30, 2004 compared to 3.24% for the same period in 2003.

         As discussed below, the provision for loan losses in 2004 decreased in both the nine-month and three-month periods as compared to 2003.

         Non-interest income was $7.1 million during the first nine months of 2004, a decrease of $1.4 million when compared to the same period last year. Non-interest income for the three months ended September 30, 2004 decreased $639,000 to $2.4 million. The decrease in the nine-month period was primarily attributable to decreases in: reduced gain on sales of loans totaling $964,000; a decrease in loan servicing fees of $687,000; and the effect of a non-recurring gain on sale of subsidiary sold in the first quarter of 2003 totaling $350,000. Those decreases were partially offset by the effect of a non-recurring gain on sale of bank land in the second quarter of 2004 totaling $482,000 and increases in fees for other services to customers of $120,000. The gain on sale of bank land was located in the Green Bay market and occurred as a result of a purchase of 19.2 acres by the Department of Transportation to facilitate its highway expansion efforts. We do no expect the sale to substantially affect the operations at that location. The increases in fees for other

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services to customer was due, in part, to the implementation of a overdraft protection plan in the third quarter of 2004. Non-interest income for the quarter ended September 30, 2004 decreased, primarily due to decreased gains on sales of loans amounting to $403,000 and decreased loan servicing fees totaling $245,000. For the nine-month period ended September 30, 2004, other income included the aforementioned gain on sale of bank land totaling $482,000.

         For the nine months ended September 30, 2004, non-interest expense increased $967,000 over the same period last year. Personnel and benefit expense increased approximately $602,000 due to additional staffing and normal salary increases as well as significant increases in costs related to health care insurance. Occupancy and equipment expense decreased $157,000 as a result of decreased depreciation expense related to fixed assets. Expenses on other real estate owned increased $128,000, the result of increased holding costs relative to these properties during the nine months ended September 30, 2004. Other operating expense increased $366,000 for the nine months ended September 30, 2004 as a result of an increase in other insurance expense. For the three months ended September 30, 2004, non-interest expense increased $194,000 from the three months ended September 30, 2003 to $6.6 million. Personnel and benefit expense increased $139,000 as a result of additional staffing, benefit and insurance costs. Other occupancy and equipment expense decreased $113,000. Other operating expense increased $163,000 as a result of an increase in other insurance expense.

         Income tax expense increased $1.2 million for the nine months and $627,000 for the three months ended September 30, 2004 when compared to the same period last year, both the result of increased taxable income. Our recent SEC filings have discussed other factors which could affect our past and future state tax obligations.

         Total assets for Baylake Corp. increased 5.7% during the first nine months of 2004 to $1.0 billion at September 30, 2004 when compared to total assets of $975.2 million at December 31, 2003. Total loans increased 5.5% during the first nine months of 2004 to $754.5 million at September 30, 2004, while deposits during the period increased 2.5% to $802.9 million. Total shareholders' equity increased 7.2% for the first nine months of 2004 to $74.7 million at September 30, 2004 as compared with $69.6 million at December 31, 2003.

         Baylake Corp. recorded provisions for loan losses totaling $1.6 million during the first nine months of 2004, as compared to $3.1 million for the same period in 2003. The provision for loan losses was $70,000 in the third quarter of 2004, as compared to $1.2 million in 2003. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the quarter ended September 30, 2004, this calculation also took into account improvements in the grading of several non-performing loans during the period. The allowance for loan losses increased $798,000 to $13.0 million during the nine months ended September 30, 2004, reflecting the provision and charge-offs during the period. During the nine months ended September 30, 2004, Baylake Corp. had net loan charge-offs totaling $771,000. The ratio of allowance for loan losses to total loans was 1.72% at September 30, 2004, as compared to 1.70% at December 31, 2003. Non-performing loans totaled $14.0 million and $16.2 million at September 30, 2004 and December 31, 2003, respectively. The decrease in non-performing loans during the nine months ended September 30, 2004 was due, in part, to a shift, as a result of foreclosure, of approximately $2.3 million in loans to other real estate owned during 2004. The ratio of allowance for loan losses to non-performing loans was 92.7% and 75.0% at September 30, 2004 and December 31, 2003, respectively.

         Foreclosed assets, net, at September 30, 2004 increased $249,000 from December 31, 2003 primarily as the result of foreclosing four commercial real estate properties during the period.

         Baylake Corp. believes the balance of the allowance for loan loss at September 30, 2004 is presently sufficient to absorb probable incurred losses. Although future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

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         Capital resources for the nine-month period ended September 30, 2004 improved by $5.0 million. Baylake Corp. anticipates that it has resources available to meet its commitments. At September 30, 2004, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $26.8 million was outstanding at September 30, 2004.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

         The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

         This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2004 and Form 10-K for the year ended December 31, 2003, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

         Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. This summary financial data is unaudited. In the opinion of Baylake management, the selected consolidated financial and other data at September 30, 2004 and at and for the three and nine months ended September 30, 2004 reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.


                                                                 AT               AT                 AT
                                                             SEPTEMBER 30,    DECEMBER 31,     SEPTEMBER 30,
                                                                 2004            2003               2003
                                                             -------------    ------------     -------------
                                                                          (DOLLARS IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets ..........................................       $1,030,575       $  975,238       $  918,091
Securities(1) .........................................          192,015          176,815          154,009
Total loans ...........................................          754,519          715,187          691,377
Total deposits ........................................          802,880          783,292          753,556
Borrowings(2) .........................................          128,560           98,451           73,376
Notes payable and subordinated debt ...................                0               53               53
Junior subordinated debentures issued to unconsolidated
subsidiary ............................................           16,598           16,598           16,100
Total shareholders' equity ............................           74,658           69,628           68,080
Non-performing loans, net of discount(3)(4) ...........           13,983           16,222           19,457
Non-performing assets, net of discount(3)(4) ..........           16,503           18,493           20,816

                                                                         AS OF AND FOR THE                 AS OF AND FOR THE
                                                                           THREE MONTHS                        NINE MONTHS
                                                                        ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                                  ----------------------------        ----------------------------
                                                                     2004              2003              2004               2003
                                                                  ----------        ----------        ----------        ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income .....................................       $   12,752        $   11,951        $   36,852        $   35,713
Total interest expense ....................................            3,991             4,341            11,911            14,396
                                                                  ----------        ----------        ----------        ----------
Net interest income .......................................            8,761             7,610            24,941            21,317
Provision for loan losses .................................               70             1,212             1,569             3,137
                                                                  ----------        ----------        ----------        ----------
Net interest income after provision for loan losses .......            8,691             6,398            23,372            18,180
Total non-interest income .................................            2,416             3,055             7,073             8,443
Total non-interest expense ................................            6,575             6,381            19,459            18,492
                                                                  ----------        ----------        ----------        ----------
Income before income tax ..................................            4,532             3,072            10,986             8,131
Income tax provision ......................................            1,458               831             3,423             2,197
                                                                  ----------        ----------        ----------        ----------
Net income ................................................       $    3,074        $    2,241        $    7,563        $    5,934
                                                                  ==========        ==========        ==========        ==========

PER SHARE DATA:(5)
Net income per share (basic) ..............................       $     0.40        $     0.30        $     0.99        $     0.79
Net income per share (diluted) ............................             0.39              0.29              0.97              0.77
Cash dividends per common share ...........................             0.14              0.13              0.42              0.39
Book value per share ......................................             9.73              9.00              9.73              9.00

PERFORMANCE RATIOS:(6)
Return on average total assets ............................             1.21%             0.97%             1.01%             0.88%
Return on average total shareholders' equity ..............            17.04             13.09             14.14             11.83
Net interest margin(7) ....................................             3.85              3.72              3.70              3.52
Net interest spread(7) ....................................             3.60              3.44              3.48              3.24
Non-interest income to average assets .....................             0.95              1.32              0.94              1.24
Non-interest expense to average assets ....................             2.58              2.76              2.60              2.72
Net overhead ratio(8) .....................................             1.63              1.44              1.65              1.48
Efficiency ratio(9) .......................................            57.44             58.19             59.26             60.22
Average loan-to-average deposit ratio .....................            92.99             91.91             93.98             93.25
Average interest-earning assets to average interest-bearing
liabilities ...............................................           114.51            114.25            113.27            112.71

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans .......................             1.85%             2.27%             1.85%             2.27%
Allowance for loan losses to:
     Total loans ..........................................             1.72              1.83              1.72              1.83
     Non-performing loans .................................            92.66             64.93             92.66             64.93
Net charge-offs to average loans ..........................             0.10              0.84              0.14              0.37
Non-performing assets to total assets .....................             1.60              2.27              1.60              2.27

CAPITAL RATIOS:(6)(10)
Shareholders' equity to assets ............................             7.24%             7.42%             7.24%             7.42%
Tier 1 risk-based capital .................................             9.57              9.95              9.57              9.95
Total risk-based capital ..................................            10.83             11.20             10.83             11.20
Leverage ratio ............................................             8.26              8.47              8.26              8.47

RATIO OF EARNINGS TO FIXED CHARGES:(11)
Including deposit interest ................................             2.14x             1.71x             1.92x             1.56x
Excluding deposit interest ................................             5.12              4.30              4.44              3.79

OTHER DATA AT END OF PERIOD:
Number of bank subsidiaries ...............................                1                 1                 1                 1
Number of banking facilities ..............................               27                26                27                26
Number of full-time equivalent employees ..................              308               300               308               300

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----------
(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the nine months ended September 30, 2004 was due, in part, to a decrease in restructured loans as a result of paydowns and performance of those loans.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(9) Non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net.

(10)   The capital ratios are presented on a consolidated basis.

(11) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

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